UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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GENESCO INC.
(Name of Registrant as Specified in Its Charter)

LEGION PARTNERS HOLDINGS, LLC

LEGION PARTNERS, L.P. I

LEGION PARTNERS, L.P. II

LEGION PARTNERS, LLC

LEGION PARTNERS ASSET MANAGEMENT, LLC

CHRISTOPHER S. KIPER

RAYMOND T. WHITE

MARJORIE L. BOWEN

MARGENETT MOORE-ROBERTS

DAWN H. ROBERTSON

HOBART P. SICHEL

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Legion Partners Holdings, LLC, a Delaware limited liability company (“Legion Partners Holdings”), together with the other participants named herein (collectively, “Legion”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2021 annual meeting of shareholders of Genesco Inc., a Tennessee corporation (the “Company”).

Item 1: On June 29, 2021, the following statements by Christopher Kiper, Co-Founder and Managing Director of Legion Partners Holdings, Ted White, Co-Founder and Managing Director of Legion Partners Holdings, and a Legion Partners Holdings representative, relating to the Company, from “The Big Revelations from Genesco’s Letter to Activist Investor” were published by Footwear News:

For its part, Legion’s Chris Kiper and Ted White, who are managing directors, said in a Tuesday statement that Genesco “has once again validated our case for urgent change by disseminating blatant distortions and misrepresentations to its shareholders. Rather than try to comprehensively respond to the substantive presentations we issued last week and yesterday, Genesco released a six-week-old private letter that mischaracterizes settlement discussions in an attempt to imply a lack of engagement on our part.”

The statement from Legion added that the hedge fund has tried to engage in good faith and that “if a settlement framework were established,” it would be willing to make its board nominees available for interviews by Genesco.

In an email today, a Legion representative responded: “We submitted a valid nomination, which did not include false or misleading information. Genesco is trying to divert attention away from the need for meaningful boardroom change by recycling distortions. The four nominees we’re seeking to elect at the annual meeting have the highest levels of integrity and unimpeachable records. This is why they’re leaders in their respective fields today.”

Item 2: On June 30, 2021, Legion issued the following press release:

Legion Partners’ Four Highly-Qualified Director Candidates Issue Letter to Genesco Shareholders

Slate Shares a Vision for Achieving Operational Efficiencies, Igniting Growth and Enhancing Value for the Company’s Shareholders, Customers and Employees

Sees a Path to Helping Genesco Ultimately Achieve Superior Revenue and Earnings Growth in the Rapidly Evolving Retail and Footwear Industries

Urges Shareholders to Vote on the WHITE Proxy Card to Elect Legion Partners’ Full Slate

LOS ANGELES--(BUSINESS WIRE)--Legion Partners Asset Management, LLC (together with its affiliates, “Legion Partners” or “we”), which collectively with the other participants in its solicitation beneficially owns approximately 5.9% of the outstanding common shares of Genesco, Inc. (NYSE: GCO) (“Genesco” or the “Company”), today announced that its four highly-qualified and independent director candidates – Marjorie L. Bowen, Margenett Moore-Roberts, Dawn H. Robertson and Hobart P. Sichel – have issued a letter to shareholders regarding their value-enhancing vision. Learn more about our four world-class nominees and how to vote on the WHITE proxy card by visiting www.GCOForward.com.

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June 30, 2021

Dear Shareholder,

Legion Partners Asset Management, LLC (together with its affiliates, “Legion Partners” or “we”) is seeking to elect the four of us to Genesco, Inc.’s (“Genesco” or the “Company”) nine-member Board of Directors (the “Board”) at the Company’s Annual Meeting of Shareholders (the “Annual Meeting”) on July 20, 2021. We take our prospective roles as directors extremely seriously and are committed to representing the interests of all shareholders.

Each of us agreed to be nominated by Legion Partners earlier this year because we believe Genesco’s best days should still be ahead of it. Although the Company has spent many years stagnating and underperforming relative to its peers and relevant indices, we believe that there is an array of issues that can be fixed by an engaged, objective and properly refreshed Board. These issues include:

•	A Value-Destructive Conglomerate Structure
•	Poor Capital Allocation and Strategic Oversight
•	Excessive Interlocks Among Directors and Insiders
•	Bloated Cost Structure and Sustained Margin
•	A Lack of Focus on Operational Excellence at Journeys
•	Misaligned Executive Compensation

We believe that a Board comprised of impartial individuals with fresh views and the right skills and experience can quickly identify actionable solutions. This is the type of Board that Genesco will have if shareholders elect us. Collectively, we possess extensive corporate governance acumen, capital markets expertise, retail operations experience, e-commerce and digital know-how, and strategic turnaround backgrounds. We also have a deep and practical understanding of best practices for driving growth while implementing environmental, social and governance (“ESG”) and Diversity, Equity and Inclusion (“DEI”) initiatives.

In addition to being able to help fix problems, we also know how to help businesses adapt as consumer tastes continue to change and more shopping occurs in the extremely competitive online environment. We cannot stress enough how pivotal it is for Genesco to reassess its approach and strategy as the pandemic fades, stimulus subsides and competitors fight harder to establish lasting bonds with younger consumers and their parents across all channels, including social media and apps. The Company’s directors need to maintain a sense of urgency in order to spot the “big picture” shifts and opportunities that will impact the Company today and moving forward.

Against the backdrop of Genesco’s evolving operating landscape, we contend that we are the right directors at the right point in time. We are completely committed to working collaboratively with the remaining incumbents to move the Company into the modern era when it comes to customer engagement, operations, governance, and merchandising and marketing. We have what it takes to achieve near-term business efficiencies while overseeing the pursuit of long-term growth and deeper consumer engagement.

Nominee	Skills	Sample of Relevant Experience
Marjorie Bowen	✓ Capital Markets Expertise ✓ Corporate Governance Acumen ✓ Certified Financial Expert ✓ Turnaround Experience ✓ Transaction Evaluation Know-how	▪	When Ms. Bowen was a Genesco director in 2018, she applied her capital markets background and transaction experience to the Company’s strategic alternatives process – which resulted in the sale of the non-synergistic Lids business and provided a runway for value-enhancing share repurchases
		▪	Her experience would be invaluable if the Board were to impartially consider ways to refine the Company’s costly and cumbersome conglomerate model
Margenett Moore-Roberts	✓ Customer Experience Acumen ✓ ESG Expertise ✓ DEI Specialization ✓ Digital Media Know-how ✓ Marketing Experience	▪	When Ms. Moore-Roberts served as Vice President and Global Head of Inclusive Diversity at Yahoo!, she established the Company’s first Office of Inclusive Diversity and a global Center of Excellence
		▪	She oversaw the implementation of a number of policies and procedures that filtered into business lines and operations during a period of strong top-line growth at Yahoo!
Dawn Robertson	✓ Customer Experience Acumen ✓ Merchandising Expertise ✓ Marketing Background ✓ E-Commerce Specialization ✓ Retail Operations and Turnaround Know-how	▪	When Ms. Robertson was President of Macys.com, she led the development, launch and growth of its e-commerce sales
		▪	As President of Old Navy, she drove significant sales and improved EBITDA, including strong e-commerce performance
		▪	This is exactly the type of experience Genesco’s brands need given the large younger customer shift to digital
Hobart P. Sichel	✓ Marketing Expertise ✓ E-Commerce Specialization ✓ Turnaround Experience ✓ Retail Operations Know-how ✓ Capital Markets Acumen	▪	Mr. Sichel previously worked at Burlington Stores from 2011 to 2019, where he served as Executive Vice President and Chief Marketing Officer
		▪	He was a key member of the leadership team that turned the business around and ignited sales growth prior to an initial public offering
		▪	He has the ideal background for helping Genesco identify efficiencies while still pursuing growth – especially e-commerce growth – during a transformation period

When it comes to specific actions and ideas, we are cognizant of the fact that our slate would only represent a minority of Genesco’s nine-member Board. We are also aware that none of us has access to the Company’s non-public information. This has not stopped us, however, from analyzing the business from the outside and setting a vision for value creation: we want to help create a simpler, modernized and operationally-efficient Genesco that can deliver enhanced value for shareholders, delight customers and drive lifetime value, and provide rewarding opportunities to a diverse group of employees.

We see a clear path to realizing this vision:

1.	Refocus the Company and Transform its Culture

•	Conduct a strategic review and identify options for divesting of non-core, non-synergistic businesses

•	Realign executive compensation, including performance-based equity vesting, to tangible key performance indicators and value creation metrics

•	Initiate a culture assessment in order to establish a more innovative, vibrant and accountable work environment up and down the organization

•	Develop tangible public plans and goals for both ESG and DEI, which will be increasingly important as Journeys competes for a younger, more socially-engaged consumer

•	Task the management team with preparing a growth-focused strategy for the core Journeys business, with a specific emphasis on penetrating high-growth consumer categories and upgrading digital and e-commerce capabilities

•	We believe these steps can yield annual savings of $20 million to $30 million, with non- business divestitures potentially producing approximately $350 million(1)

2.	Reshape the Company’s Cost Structure and Increase Capital Efficiency

•	Assess paths to improving inventory turns

•	Implement cost reduction priorities for corporate sales and general and administrative expenses, which appear bloated

•	Analyze potential sale-leaseback transactions to unlock material value trapped in real estate

•	Evaluate sustainability and supply chain practices to remedy financial and environmental inefficiencies, including split shipments

•	We believe these steps can help grow Journeys’ segment EBITDA margin by 2%, resulting in an increase from 8% to 10%(2)

3.	Reignite Growth by Positioning Journeys as a Strategic Retail Partner and the Preferred Consumer Destination for Footwear

•	Identify customer and brand partner value propositions to deepen relationships

•	Increase share of wallet with improved product offerings and basic offerings like buy online pick-up in store, curbside pickup, and same-day delivery, etc.

•	Enhance customer engagement by implementing a loyalty program, building a mobile app, and improving the website

•	Drive new customer acquisition via improved digital marketing and social engagement

•	We believe these steps could help grow sales by 4%-6% annually(3)

Our ideas, if implemented, could lead to annual earnings of $13 per share, which is a substantial increase from the $5 per share of earnings that Genesco achieved pre-pandemic.(4)

We recognize that in order for ideas to turn into actions, there will need to be collegial deliberation of fresh and varying perspectives in the boardroom. That is what we hope to facilitate if we are fortunate enough to be elected to the Board at this year’s Annual Meeting.

While we are independent of Legion Partners, we do share the firm’s view that there is a roadmap to achieving superior value creation for all of Genesco’s stakeholders. The changing dynamics in the retail and footwear industries make this the right time to build and execute that type of roadmap at Genesco. We encourage you to vote on the WHITE proxy card to elect our slate and give us the opportunity to champion your interests in the boardroom.

Thank you for evaluating our experience and ideas.

Sincerely,

Marjorie L. Bowen	Margenett Moore-Roberts	Dawn H. Robertson	Hobart P. Sichel

Please visit www.GCOForward.com to view important materials.

If you have any questions or require assistance as you consider how to vote, please contact Legion Partners’ proxy solicitor Kingsdale Advisors at GCO@kingsdaleadvisors.com.

VOTE ON LEGION PARTNERS’ WHITE PROXY CARD

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About Legion Partners

Legion Partners is a value-oriented investment manager based in Los Angeles, with a satellite office in Sacramento, California. Legion Partners seeks to invest in high-quality businesses that are temporarily trading at a discount, utilizing deep fundamental research and long-term shareholder engagement. Legion Partners manages a concentrated portfolio of North American small-cap equities on behalf of some of the world’s largest institutional and high-net-worth investors. Learn more at www.LegionPartners.com.

Contacts

For Investors:

Kingsdale Advisors

Michael Fein / Lydia Mulyk, 646-651-1640

mfein@kingsdaleadvisors.com / lmulyk@kingsdaleadvisors.com

For Media:

MKA

Charlotte Kiaie / Bela Kirpalani, +1 646-386-0091

ckiaie@mkacomms.com / bkirpalani@mkacomms.com

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(1)	Annual savings projections based on (i) $15 million in annual corporate costs reduction, which assumes corporate spending as % of net sales returning to 1.1% from the pre-COVID 1.8% and (ii) $8-10 million annual store rent savings, which assumes 20% of leases renewal and 20% reduction in renewed leases. Non-core asset sale assumes $282mm in total proceeds from the divestiture of Schuh and J&M based on multiples to Adj. EBITDA of 4x and 10x, respectively. $141mm of real estate value realized through outright sales and sale-leaseback transactions based on implied $105 per sq. ft on average.

(2)	Journeys’ margin expansion assumes 100bps expansion vs FY 2020 (pre-COVID level) and also incorporates $40mm of cash free up assuming Journeys inventory turns improvement of 0.5x.

(3)	Journeys’ sales growth assumes 5% annual growth for 3 years vs. FY 2020 level.

(4)	$13 EPS incorporates the following assumptions. Sale-leaseback assumes $87mm of share buyback at share price of $65. Buyback with excess cash assumes $164mm of share buyback at share price of $70, allowing the Company to have $50mm of net cash on balance sheet. Non-core asset sale assumes $282mm of share buyback at share price of $75 to $90. All non-reported EPS calculations assume a tax rate of 25%.

Item 3: Also on June 30, 2021, Legion uploaded the following materials to https://www.gcoforward.com:

Item 4: Also on June 30, 2021, Legion uploaded the following materials to https://legionpartners.com/articles: